Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Zoe’s Kitchen, Inc. of our report dated March 10, 2014, except for the effects of the stock split described in Note 14, as to which the date is June 5, 2014, relating to the financial statements and financial statement schedule of Zoe’s Kitchen, Inc., which appear in Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-197682). We also consent to the reference to us under the heading “Experts” in such Registration Statement incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, TX
August 13, 2014